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                                                                   EXHIBIT 10.24

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                               PRINTING AGREEMENT

AGREEMENT dated as of January 1, 1995, by and between QUEBECOR PRINTING (USA) CORP., (The Printer) a Delaware corporation, having an office at 125 High Street, Boston, Massachusetts 02110 and SC Holdings, Specialty Catalog Corporation, DBA, SC Direct, Inc. (in Massachusetts), SC Publishing, and Royal Advertising (The Customer) a Massachusetts corporation having an office at 21 Bristol Drive, S. Easton, Massachusetts, 02375.

     WHEREAS, The Printer and The Customer desire to enter into an agreement for the printing by The Printer of certain quantities of The Customer's catalogs [and any other similar product that The Customer may from time to time publish or designate] on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties agree as follows:

1. QUANTITIES

     A. The Printer agrees to print and The Customer agrees to purchase during the term of this agreement, The Customer's entire printing requirements for The Customer's catalog program.

     B. In order to assist The Printer in providing for The Customer's requirements, The Customer shall provide a production and mailing schedule for each year, supplemented with amended print, mail and tape instructions. The Customer shall not in any way be limited by nor obligated to the requirements shown on such forecast.

2. THE WORK

     Subject to the provisions of the agreement, The Printer shall perform, cause to be performed or supply all labor, supervision, equipment, utilities and facilities, paper and production materials for (cylinder or plate making), press work, binding, packing, loading, and all other work necessary to complete the printing, manufacture and readying for delivery of the catalogs, including, without limitation, all preliminary work, (collectively, the "Work") at The Printers facility in St. Paul, Minnesota or at any other plants or facilities of The Printer or its affiliates (at no additional manufacturing cost to The Customer) in accordance with the specifications and production schedule set forth in Exhibit A. If overtime is required to meet The Customer's, delivery or quantity requirements, The Printer will use its best efforts to make any necessary overtime available and will charge for such overtime at its then current rates. If overtime is required due to The Printer's internal scheduling problems arising after a production schedule is agreed upon and not due to The Customer's failure to comply with the production schedule, overtime charges will not be made.
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No chargeable overtime will be worked without The Customer's prior approval, and in the absence of such approval, delivery of the Work will be made as promptly as practicable consistent with The Printer's then available capacity.

3. GUARANTEE

     A. The Printer shall perform the Work in a good and workmanlike manner and in accordance with the specifications and production schedule set forth in Exhibit A and its quarterly updates.

4. PRICES, PRICE ADJUSTMENTS AND TERMS OF PAYMENT

     A. The prices charged to The Customer for the Work shall be as set forth in the Price Schedule attached hereto as Exhibit B (the "Prices"). Such prices are based on the cost of materials furnished by The Printer, scales of wage rates and payroll taxes, hours of work, cost of employee benefits and other terms of employment of The Printer in effect on January 1, 1995.

     B. The price components as outlined above shall be adjusted on or about July 1, 1995, January 1, 1996 and January 1 of each year thereafter during the term of this agreement (the "Adjustment Date") to reflect one hundred percent (100%) of the percentage increase or decrease in the CPI, as defined below, in the preceding year provided that such percentage increase or decrease shall not exceed 3 1/2%. The percentage of change in CPI for the purpose of determining the price adjustment to be applied hereunder, if any, will be calculated from the CPI upon which the last adjustment of manufacturing prices was based. For purposes of the paragraph, the CPI means the Consumer Price Index (1967=100), All Urban Wage Earners and Clerical Workers, U.S. City Average, published monthly by the Bureau of Labor Statistics, U.S. Department of Labor. If the CPI as defined is revised or discontinued, the calculation described herein shall be made using the price index with which the Bureau of Labor Statistics replaces it.

     C. The prices on Exhibit B hereto for paper, ink, other materials and utilities shall be adjusted when increases or decreases from The Printer's suppliers are announced by adding thereto or subtracting therefrom the actual percentage increase or decrease to The Printer for such materials since the prior escalation.

     D. Each time the Prices shall become effective as to all Work performed for jobs following the date on which the notification of the change in prices to The Customer was received, irrespective of the date of billing.

     E. The Printer shall furnish The Customer with a revised Price Schedule as soon as practicable after each such increase/decrease, together with a detailed breakdown of all such adjustments in Prices. Such revised Price Schedule shall be the basis for subsequent price adjustments.
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     F. Upon request by The Customer within six (6) months of notice of a price change, The Printer shall furnish The Customer with documentary proof, including invoices, bills and statements, reasonable supporting invoices of The Printer to The Customer and establishing and justifying price adjustments provided for in the agreement. The Customer shall also be entitled to receive, provided The Customer so requests and pays for, a signed opinion of The Printer's then independent certified public accounts (which accountants shall be permitted to examine invoices, statements and other such documents of The Printer that show costs of materials and all other costs which are relevant to determining price adjustments hereunder) to the effect that they have examined such records of The Printer and that the adjustments in Prices result from actual changes in costs and have been computed correctly and in accordance with the terms of this agreement. If any price adjustment or amount payable to The Printer is incorrectly or improperly determined, the price or amount in question shall be properly recomputed and appropriate adjustments shall promptly be made and The Printer agrees to pay for the independent certified public accountants in this circumstance.

     G. An invoice will be issued for paper at the date of shipment from the mill in which a 2% discount can be taken if paid within 10 days of the date of the invoice, or the total payment will be due net 30 days of the date of the invoice. An invoice will be issued for the manufacturing, ink, list services etc. in which a 2% discount can be taken if paid within 10 days of the date of the invoice or the total payment will be due net 45 days of the date of the invoice. A $300,000 accounts payable cap for all costs excluding paper will be in effect. At any time if the total outstanding balances exceed $300,000 The Customer shall pay the amount exceeding $300,000 upon receipt of written notification by The Printer If The Customer misses any two payments by more than 5 days each, the credit terms would revert to 2/10 net 11. The Customer shall pay interest on any invoice amount outstanding after the due date, except for amounts disputed in good faith by The Customer as provided below, at the prime lending rate established by Chase Manhattan Bank plus one percent (1%).

The above credit terms and exposure levels will be reviewed on January 1, 1996 and annually thereafter. At this time, The Printer will consider adjusting the exposure cap, and if adjusted, the revised terms will replace the specified terms spelled out above.

In the event The Customer shall dispute any amount of any invoices, The Customer shall notify The Printer in writing of the dispute, specifying in detail the basis for disputing the invoice, and the amount in dispute and pay to The Printer that portion of the invoice not in dispute in accordance with the foregoing. The parties shall use their best efforts to resolve any such disputes as promptly as possible.
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     H. All copies of the catalogs shall be shipped F.O.B. The Printer's dock and all freight will be arranged for by The Customer. The delivery schedules and methods of delivery are to be in accordance with the production schedule in Exhibit A hereto as amended or revised time to time. All handling charges inside The Printer's plants, including loading on carriers, shall be paid by The Printer.

     I. The Customer shall reimburse The Printer for any personal property taxes imposed after the date of this agreement on all materials owned by The Customer and kept at The Printer's plants, if any, and on completed copies of the catalogs, and for all additional taxes levied upon the manufacturing, production, processing or changing the form of any article or commodity or upon the sale of any article or commodity, which may be imposed upon and paid by The Printer on account of any act required to be done by The Printer in the performance of its services hereunder, whether such taxes shall be called excise taxes, processing taxes, sales taxes, or by any other name (except franchise and income taxes). The Customer will be notified in writing of these taxes and has the right to dispute any such taxes at The Customer's expense.

     J. Unless otherwise specified, the Prices do not cover storage of paper, other materials, work in process or finished goods beyond the production schedule span. If The Customer delays completion of the Work or postpones delivery of finished goods beyond the date specified in the production schedule, or if The Customer's furnished materials arrive prior to the dates specified in the production schedule, storage will be charged at the prevailing rates for the period that the finished goods, work in process or furnished materials remain in The Printer's possession.

     K. In consideration of various purchase volumes, The Customer shall be entitled to a rebate of $1.25 for each one thousand books produced in excess of 25 million books produced in St. Paul during each year of the term of this agreement. The rebate will be calculated on an annual basis and will be remitted to The Customer within 60 days after the close of the agreement year. The rebate total may be applied to a scheduled payment if The Customer so chooses.

5. PAPER

     The Printer shall furnish all paper for the Work at the grade and quality specified by The Customer and shall charge The Customer for such paper at the prices quoted in Exhibit B of the mill supplying such paper, plus a handling fee of three percent (3%) of The Printer's invoice price to The Customer for such paper. In the event that The Customer obtains a written quote from a paper supplier allowing it to purchase paper which meets the specifications of the paper required for the Work at a price that is less than the price quoted by The Printer for such paper, The Printer shall have the right, but not the obligation, to furnish such paper, or paper of a similar grade and quality, at a price equal to that offered to The Customer by such paper supplier. If the Printer elects not to purchase such paper a handling fee of $8/ton (not to exceed 3 1/4%) would be charged by The Printer.
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6. TERM AND TERMINATION

     A. The Term of this agreement shall commence as of January 1, 1995 and end upon the completion of the Work for the issue date closest to June 30, 1998.

     B. The Customer may terminate this agreement upon the permanent discontinuance in good faith of the catalog program without publication of a successor or similar catalog program, whether named The Customer or not. The Customer shall notify The Printer at least three (3) months in advance of the effective date of such discontinuance. The publication of a nominal number of copies for the sole purpose of protecting a trademark shall not be deemed a continuation of publication

     C. The Customer reserves the right to terminate, subject to The Printer's right to cure, this contract (as outlined below) whenever the quality of the service provided by The Printer, including without limitation the printing, binding, inkjetting, mailing or packing fall below standards of the industry or fails to live up to the needs of The Customer.

     a. If Termination process is initiated by The Customer, because of any of the reasons above, The Customer must notify The Printer in writing specifying the issues or problems at hand; if The Printer fails to correct those conditions to The Customer's reasonable satisfaction within 60 days, the contract will be terminated. Should this agreement be terminated, The Printer, will remit all credits and rebates within 60 days of the termination of this agreement.

     D. Upon termination of this agreement for whatever cause, all unpaid sums for any of the Work done or in process as of the date of termination, whether or not invoiced at the date, "shall become immediately due and payable" for causes attributable to The Customer. Notwithstanding the foregoing, in the event this Agreement is terminated for causes attributable to the negligence of The Printer or for the reasons stated in 6C, all unpaid sums for any of the work done or in process excluding handling fees to load product for shipment as of the date of such termination shall be payable in accordance with the terms set forth in section 4G of this Agreement.

In the event of termination pursuant to Paragraph 6B above, The Customer shall also reimburse The Printer for actual costs incurred without limitation including paper (limited to that paper which has been shipped and not used) in connection with its performance under this Agreement which it cannot avoid through reasonable control. Any materials reimbursed for, become the property of The Customer.
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7. FORCE MAJEURE

     A. If either party is unable to perform hereunder because of war, fire, strikes, labor strife or slowdown, civil commotion, freight embargoes, material shortages, floods, or other acts of God, action of any governmental authority (including, without limitation, priorities or restrictions effected pursuant to the provisions of emergency legislation by any governmental authority) or any other causes of like or unlike nature beyond its reasonable control, the party so unable to perform shall give prompt notice thereof and shall thereby be excused from such performance during the continuation of such period of inability, provided, however, that The Customer shall accept and pay for all copies of the catalogs that have been printed for it before its written notice to The Printer of any such inability to perform.

If such interruption shall continue for a period of six (6) months or more, either party shall have the right to terminate this agreement at the expiration of said period by giving the other party thirty (30) days advance notice thereof.

     B. If The Printer notifies The Customer in writing that it is unable to secure one or more of the materials necessary for production of the catalog program required, after reasonable efforts to acquire such materials, hereunder to be furnished by The Printer, The Customer may, at its option, purchase such materials and furnish them to The Printer until such inability ceases. In such case, The Customer shall be granted an allowance equal to the cost of the materials supplied, and The Customer shall not be charged the handling fee provided for in Article 5 above on such materials.

8. LIBEL

     The Customer shall indemnify and hold The Printer harmless from and against any and all claims for libel, copyright infringement, plagiarism, unauthorized additions, omissions, or modifications, and any other claims that any rights have been infringed by the literary or artwork included in the catalog program; provided that such claims are based upon matters which were contained in the copy furnished to The Printer by The Customer and are not based on any unauthorized deletions, modifications or additions to such copy by The Printer. The Printer shall promptly notify The Customer of any and all such claims in writing, and shall afford The Customer an opportunity to defend the same for and on behalf of The Printer. The Customer shall pay the cost for such defense, whether it shall be conducted by The Customer or by The Printer at The Customer's request, provided that notice of suit and opportunity to defend shall have been given as aforesaid.

If The Customer elects to defend such suit, The Printer may participate in such defense at its own expense. The Printer similarly shall indemnify and hold The Customer harmless from and against all such claims or suits for libel, copyright infringement, plagiarism, unauthorized additions, omissions, or modifications, and any other claims that any such rights have been infringed as aforesaid, because of the failure of The Printer or any of its
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employees accurately to reproduce the copy, artwork and illustrations furnished by The Customer. All the foregoing terms shall apply mutatis mutandis.

9. CREDIT REVIEW

     Should there be substantial adverse change in The Customer's credit standing or in the event that The Customer does not comply with the payment provisions hereunder, The Printer shall have the right to change terms of payment and its obligation to perform further work will be subject to reaching mutual agreement on such revised terms. Upon the request of The Customer, The Printer will initiate a credit review 120 days following the change in terms and 180 days thereafter. The Customer has the right to terminate this contract if The Printer wants to change the terms of this Agreement due to a credit review and The Customer has not breached the terms of this Agreement and The Customer and The Printer cannot come to a mutual agreement.

1O. BANKRUPTCY

     If either party shall be adjudicated a bankrupt, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of its creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay its debts as they become due, the other party may terminate this agreement by written notice. Any such termination shall not relieve either party from any accrued obligations hereunder.

11. ADDITIONS OR MODIFICATIONS OF EQUIPMENT

     The Customer may from time to time request The Printer in writing to install new equipment or modify its existing equipment either (i) to take into account technological changes and changes in the practices of the web offset catalog industry or (ii) to print copies of the catalogs other than by the web offset process. As soon as practicable after such request, The Printer shall notify The Customer in writing whether or not the requested addition or modification is technologically possible, practical and whether or not such change can be effected. If The Printer determines that such changes are feasible, the parties shall thereafter negotiate in good faith the adjustment of the Prices necessary to reflect any change in cost or any resulting savings which will be realized in the Work as a result of such change and enable The Printer to recover the cost of all capital expenditures necessary for such addition or modification, over a reasonable period of time.

12. INSURANCE

     The Printer shall carry, at its expense, fire, sprinkler leakage and extended coverage insurance, subject to the usual exclusions, limitations and conditions of such policies, for The Customer, and all work in process and any finished or furnished goods on the premises for less than 30 days while in The Printer's facilities, excluding the value
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of any materials furnished by The Customer, and on all materials furnished by
The Printer, to the earlier of the date of shipping or date of invoicing. The Customer shall carry such insurance as it deems desirable on furnished positives, copy, paper, and other materials furnished by it, whether or not in process or completed, including the value of work performed in crating or producing such furnished items and, as to the value of The Printer's work or materials furnished by The Printer, on production completed which has been finally invoiced and not shipped after 30 days of invoicing. To the extent that The Customer carries such insurance, The Customer shall provide a waiver of subrogation in The Printer's favor on a materials furnished by The Customer.

13. CHANGES IN PRODUCTION SCHEDULE OR SPECIFICATIONS

     Any last minute change requested by The Customer in the production schedule or specifications for the catalog program shall require, in each case, the prior consent of The Printer. The Printer shall use its best efforts to accommodate such request but may refuse to do so if (i) such changes are not feasible or practical because of limitations of labor or equipment, (ii) the equipment being utilized by The Printer for the Work is unable to accommodate such change; or
(iii) The Customer and The Printer fail to agree to such adjustment of PRICES as is necessary to reflect any resulting increases in unit cost.

14. LIMITATION OF LIABILITY

     In the event Work is defective or delayed due to the Printer's fault, The Printer will be liable for direct damages i.e. replacement costs associated with materials, printing, binding, and ink jet addressing. The Printer shall not be liable for any special, indirect or consequential damages, including, but not limited to, loss of advertising, circulation, profits, income or revenue, except that the foregoing limitations shall not be applicable in the event of a bad faith or willful refusal of The Printer to perform its obligations pursuant to this agreement or an anticipatory repudiation by The Printer of this agreement.

15. SALE OF COMPANY

     If The Customer has agreed to sell its catalog program Paula Young or substantially all of its assets, The Customer shall give The Printer 30 days' written notice of the closing of such sale, stating the name of the purchaser. Thereafter, The Customer shall keep The Printer fully advised of such closing and The Printer shall keep such information confidential. If The Printer consents to such assignment, The Customer shall use its best efforts to cause the purchaser concurrently with the consummation of such sale to assume all of The Customer's obligations under this Agreement by an instrument in writing satisfactory to both The Printer and The Customer.
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If The Printer shall not consent to the assignment by The Customer to such purchaser, this Agreement shall terminate upon the first to occur of the following events: (i) the closing of such sale, or (ii) the expiration of 180 days after The Printer advises The Customer that The Printer will not consent to the proposed assignment, unless within such 180 day period The Customer notifies The Printer that The Customer does not close such sale.

16. LIEN ON PROPERTY

     As security for payment of any sum due or to become due to The Printer under the terms of this Agreement, The Printer shall have the right, if necessary, to retain possession of and shall have a lien on all materials, film, paper, catalogues, printed signatures and similar property owned by The Customer and in The Printer's possession, and all work in process and undelivered work.

17. REPRESENTATIVES

     The Customer may at any time designate a production representative to visit the Printer's plant to observe, monitor and review quality, production, scheduling, delivery, paper, and other matters related to performance under this agreement. The Printer shall cooperate with and afford such employee reasonable access to its premises and personnel to facilitate performance of such functions.

18. ASSIGNMENT

     This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Customer may not assign this agreement to any party other than a party who has acquired or is acquiring The Customer. No assignment of this agreement shall be made by either party to anyone other than an affiliate without consent of the other party, which consent shall not be unreasonably withheld.

In determining reasonableness as provided above, the relevant factors shall be the financial strength and the reputation of the assignee and the assignee's ability to comply with the provisions and obligations of this agreement. The assignee shall in each case assume in writing all of the obligations of the assignor.

19. APPLICABLE LAW

     This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, and each party consents to jurisdiction over it of any Federal or State courts in New York.
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20. NOTICES

     All notices claims, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or transmitted by telecopier as follows:

     (a) If to The Customer

         Attention:__________________________

         Telecopy No:________________________

         With a copy to:

     (b) If to The Printer QUEBECOR PRINTING (USA) CORP.

         Attention:__________________________

         Telecopy No: (612)690-7520 and:

         QUEBECOR PRINTING (USA) CORP.
         125 High Street, 23rd Floor
         Boston, MA 02110
         Telecopy No: (617) 346-7300

21. ACCEPTANCE

     This agreement, and any supplement, modification or amendment thereto, shall not be valid or become effective unless signed by a duly authorized officer of The Printer and The Customer.

22. PRICING IN THE EVENT OF ACQUISITION

     In the event that The Customer acquires all of the outstanding stock or substantially all of the assets of a corporation which has entered into a printing agreement with The Printer at the date of such acquisition which printing agreement provides for comparatively lower manufacturing prices as measured on a unit cost basis than provided for in this Agreement, The Printer shall adjust the pricing of this Agreement effective as of the date of such acquisition by The Customer so as to match the pricing provided for in such printing agreement. In the event The Customer acquires all of the outstanding stock or all of the assets of a corporation whose annual printing requirements equal or exceed 50% (fifty percent) of the annual print volume purchased by the customer under the terms of this Agreement and the Customer agrees to purchase such corporations annual print volume from the Printer, the Printer agrees to review the prices set forth in the price schedule.
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23. ENTIRE AGREEMENT

     This agreement and the attached exhibits contain the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior negotiations, memoranda, agreements and understandings. This agreement cannot be changed or terminated orally.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed in Boston, Massachusetts as of the day and year first above written.

                                        By: /s/ Robert Sanford
                                           -----------------------

                                        By: /s/ James Monti 6/2/95
                                           -----------------------
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                                 FIRST AMENDMENT
                                       TO
                               PRINTING AGREEMENT

THIS AMENDMENT AGREEMENT (the "Amendment") effective as of March 8, 1996, is between QUEBECOR PRINTING (USA) CORP., a Delaware corporation, with offices at 125 High Street, Boston MA 02110 ("Printer") and SC Incorporated (d/b/a SC Direct, Inc. in the state of Massachusetts) SC Publishing, and Royal Advertising, a Massachusetts corporation with offices at 21 Bristol Drive, S. Easton, Massachusetts 02375 ("Customer").

WHEREAS, Customer and Printer have previously entered into an agreement dated as of June 2, 1995 ("the Agreement") under which Printer agreed to print and Customer agreed to purchase certain quantities of Customer's catalog program, and

WHEREAS, Customer and Printer desire to amend the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

          1. All capitalized terms herein, unless otherwise defined herein, shall have the same meanings as provided in the Agreement.

          2. The first paragraph of Section 4.G of the Agreement is deleted in its entirety and replaced with the following:

                    "Printer shall issue invoices for paper no less than fourteen (14) days prior to press dates. If Printer receives payment within ten (10) days of the date of such invoice, the invoice amount shall be discounted by two percent (2%). Otherwise, Customer shall pay said invoice no later than thirty (30) days from the date thereof. Printer shall issue invoices for (i) manufacturing, ink, list services, etc. on or about the fourteenth (14th) day after the press date and
                    (ii) all bindery production on or about the eighth (8th) day of every month for Work produced in the preceding month. If Printer receives payment within ten (10) days of the date of such invoices the invoice amounts shall be discounted by two percent (2%). Otherwise, Customer agrees and shall pay said invoices no later than sixty (60) days from the dates thereof.
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                    Customer's credit limit shall include its entire accounts
                    payable and all costs, including paper, work in process and finished Work for which an invoice has not yet been issued (the "Exposure Cap"). The Exposure Cap shall be $550,000. If at any time Customer exceeds its Exposure Cap, Customer shall, upon receipt of written notice from Printer, immediately remit to Printer the amount exceeding the Exposure Cap. If (i) Customer is overdue on invoices for paper, manufacturing or binding during a period of ninety
                    (90) consecutive days or (ii) Printer notifies Customer that invoices are overdue six (6) times within a period of any twelve (12) consecutive months, Customer's payment terms shall be changed to 2% 10, Net 20 five (5) days after the date of the sixth notice. If Customer then complies with the revised payment terms on all invoices for a period of sixty
                    (60) consecutive days, Customer's payment terms shall revert to 2% 10, Net 30 for paper invoices and 2% 10, Net 60 for manufacturing and binding invoices. Customer shall pay interest on any invoice amount outstanding after the due date, except for amounts disputed in good faith as provided below, at the prime lending rate as from time to time established by Chase Manhattan/Bank plus one percent (1%). No delay or omission on the part of the Printer in exercising any right hereunder shall be deemed a waiver of such right or any other remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of such right or remedy on any future occasion.

3. In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year just above written.

SC DIRECT, INC.                                    QUEBECOR PRINTING (USA) CORP.

 /s/ James M. Crowley                              /s/ James Monti
- ------------------------                          -------------------
Name:                                             Name: James Monti
Title: Director, Production                       Title: V.P. Sales, N.E. Region